     PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED
     AND FILED SEPARATELY WITH THE SECURITIES AND
     EXCHANGE COMMISSION. SUCH PORTIONS ARE
     DESIGNATED "[***]"


                                                                   Exhibit 10.5

      THIS FIXED POINT MICROWAVE SERVICES AGREEMENT is made and entered into as of the 17th day of April, 1998 (the "Effective Date"), by and between Pathnet, Inc. a Delaware corporation and Pathnet/Idaho Power Equipment, LLC ("LLC"), a Delaware limited liability company (collectively, the "Parties" and each, a "Party").

                                   WITNESSETH:

      WHEREAS, Pathnet is engaged in the business of creating high capacity, digital, microwave communications systems for purposes of marketing and selling the excess long distance telecommunications capacity created by such systems;

      WHEREAS, the LLC owns a license to use certain towers, shelters, sites and equipment owned or leased by Idaho Power Company, an Idaho corporation ("Incumbent") for the purpose of operating an analog microwave telecommunications system of limited capacity;

      WHEREAS, the LLC desires to upgrade such system in the near future to a higher capacity digital microwave system; and

      WHEREAS, the LLC desires to engage Pathnet as, and Pathnet desires to act as, LLC's sole representative for the purpose of installing, managing, and operating a high capacity digital microwave system along Incumbent's current microwave paths.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS.

      1.1 Definitions: As used in this Agreement, the following terms shall have the meanings indicated:

            1.1.1 1/0 Multiplexer: Any device that multiplexes capacity between the DS-l and the DS-O levels.

            1.1.2 1 x 1: A microwave radio configuration consisting of a primary and a protect radio.

            1.1.3 Affiliate: With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

            1.1.4 Agreement: This Fixed Point Microwave Services Agreement, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

            1.1.5 Alarm and Event Report: As defined in Section 7.7 of Schedule
      A.

            1.1.6 As-Built Drawing: As defined in Section 4.1.4 of Schedule A.

            1.1.7 Available Excess Capacity: The total Pathnet Excess Capacity available (and not allocated) for use or sale on the System at any given time from Commissioning through the Expiration Date.

            1.1.8 Average Sold Excess Capacity: The cumulative average of the quotient of (i) Pathnet Excess Capacity less Available Excess Capacity, divided by (ii) Pathnet Excess Capacity, taken as a percentage.

            1.1.9 Bit Error Rate: The number of received bits in error compared to the total number of bits received.

            1.1.10 Breaching Party: As defined in Section 17.1.1.

            1.1.11 Business Day: Any day other than a Saturday, a Sunday, or a day on which the banking institutions in either New York, New York, or the city and state in which the principal executive offices of Pathnet within the United States are located, are not open for business.

            1.1.12 Capacity Expansion: An increase in telecommunication channels a System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in equipment.

            1.1.13 Capacity Expansion Schedule: As defined in Section 7.1 of Schedule A.

            1.1.14 CERCLA: Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 6901 et. seq., as amended.

            1.1.15 Channel Plan: As defined in Section 1.1 of Schedule A.

            1.1.16 Commissioning: With respect to each path or Segment, the date on which the circuits of such path or Segment are available for service after completion of all site acceptance testing on the Initial System or any Capacity Expansion required hereunder.

            1.1.17 Contingent Radio Revenue Agreement: That certain Contingent Radio Revenue Agreement by and between Incumbent, LLC and Pathnet, dated as of the date hereof.

            1.1.18 Customer Agreements: As defined in Section 10.1.1.

            1.1.19 Cutover Plan: As defined in Section 4.1.1 of Schedule A.

            1.1.20 DS-0: 64,000 bits per second; The world-wide standard speed for digitizing one voice conversation using pulse code modulation, which is approximately equivalent to a single voice or data channel.

            1.1.21 DS-1: 24 DS-0's.

            1.1.22 DS-3: 672 DS-0's or 28 DS-l's.

            1.1.23 Deficiency List: As defined in Section 5.7 of Schedule A.

            1.1.24 Dispute: As defined in Section 17.1.3.

            1.1.25 Drop and Insert: That process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

            1.1.26 Effective Date: As defined in the introductory paragraph of this Agreement, as the context indicates.

            1.1.27 Error Free Second: Any one-second interval that does not contain a measurable bit error.

            1.1.28 Encumbrance. Any security interests, mortgages, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and other encumbrances whether or not relating to the extension of credit or the borrowing of money. To "Encumber" shall mean to effect any Encumbrance.

            1.1.29 Equipment: Any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers, software and other equipment or parts required for the operation of the System provided and installed by Pathnet as set forth on Exhibit A-1 to Schedule A.

            1.1.30 Errored Second: Any one-second interval during which one or more bit errors occur.

            1.1.31 Excess Capacity: The Pathnet Excess Capacity and the Incumbent Excess Capacity (as such term is defined in the Contingent Radio Revenue Agreement).

            1.1.32 Existing System Inventory: As defined in Section 1.1 of Schedule A.

            1.1.33 Expiration Date: The date on which this Agreement and the rights and obligations hereunder are terminated or expire in accordance with Section 3.

            1.1.34 FAA: The Federal Aviation Administration, or any other Federal agency at the time administering tower registration requirements and regulations.

            1.1.35 Failed Second: Any one-second interval that has 1,544 bit errors at a DS-l rate.

            1.1.36 Facilities: Incumbent's and the LLC's towers shelters, sites and all equipment used by Incumbent, the LLC or Pathnet relating to and used in association with such towers, shelters and sites for the purpose of operating the System. The Facilities are as set forth in Schedule B as amended from time to time.

            1.1.37 Facility Encumbrance: As defined in Section 6.9.

            1.138 FCC: The Federal Communications Commission, or any other Federal agency at the time administering the FCC Code.

            1.1.39 FCC Code: The Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, and the rules and regulations promulgated thereunder and related thereto.

            1.1.40 First Extension Period: As defined in Section 3.1.3.

            1.1.41 Force Majeure Event: As defined in Section 16.3.

            1.1.42 Form 415: As defined in Section 11.1.1.

            1.1.43 Frequency Availability Model: As defined in Section 1.1 of Schedule A.

            1.1.44 Frequency Diversity: A method of protecting a radio signal by providing a second radio signal on a different frequency, which will assume the radio signal load when the regular channel fails.

            1.1.45 Governmental Authority: Any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            1.1.46 Hazardous Material: Any substance, material, matter or waste which is or becomes regulated by any Federal, state or local law, ordinance, order, rule, regulation, code or any government restrictions or requirement including, but not limited to, asbestos, petroleum products and "Hazardous Substances" and "Hazardous Wastes" (as such terms are defined in CERCLA and RCRA.)

            1.1.47 Incumbent: Idaho Power Company, an Idaho corporation.

            1.1.48 Incumbent Capacity: As defined in Section 8.2.2.

            1.1.49 Incumbent IRU Agreement: The Indefeasible Right to Use Agreement by and between the LLC and Incumbent dated as of the date hereof, as it may be amended, extended or modified from time to time.

            1.1.50 Initial System: The initial system with a 1 x 1 configuration which is comprised of the first 84 DS-l channels (which is equivalent to 2,040 DS-0's) of the System (the "Non-Protect Radio") and the System's 84 DS-l protect channels (the "Protect Radio") and all radio components, antennas, waveguides, multiplexers, software and other equipment and parts necessary for the operation thereof.

            1.1.51 Initial Term: As defined in Section 3.1.2.

            1.1.52 Interconnection: The point at which a private network is connected to (i) the PSTN, which can include IXC POPs, tandem access points, the central office, Internet service providers, or major industrial customer points of presence or (ii) a private network

            1.1.53 Interference: Any measurable impairment in the performance of the System or the quality of the signals received or transmitted on the System.

            1.1.54 IXC: An inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

            1.1.55 Judgment: Any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

            1.1.56 LATA: Local Access and Transport Area; one of 161 local geographic areas in the United States within which a local telephone company may offer telecommunications services.

            1.1.57 LLC: As defined in the introductory paragraph.

            1.1.58 LLC Agreement: The Limited Liability Company Agreement of Pathnet/Idaho Power Equipment, LLC dated as of the date hereof.

            1.1.59 LLC Items: As defined in Section 5.1.1.

            1.1.60 LLC Payment Cap: As defined in Section 5.1.3.

            1.1.61 Losses: Any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest and penalties thereon) sustained, suffered or incurred by any party.

            1.1.62 Maintenance Services Agreement: The Maintenance and Provisioning Services Agreement, by and between Pathnet, Incumbent and LLC and to be executed within thirty (30) days hereof, as the same may be amended from time to time in accordance with its terms.

            1.1.63 Material Adverse Effect: Any event, fact, circumstance or occurrence, which results or would with the passage of time result in a material adverse change in or a material adverse effect on any of: (i) the condition (financial or otherwise), business, performance, operations, properties, or prospects of such Person; (ii) the legality, validity or enforceability of this Agreement; or (iii) the ability of such Person to perform its material obligations under this Agreement.

            1.1.64 Modifications SOW: As defined in Section 2.1 of Schedule A.

            1.1.65 Network Management System: As defined in Section 7.6 of Schedule A.

            1.1.66 Network Monitoring Center: As defined in Section 7.5 of Schedule A.

            1.1.67 Non-Breaching Party: As defined in Section 17.1.1.

            1.1.68 Notice of Election: As defined in Section 15.3.

            1.1.69 OC-3 Multiplexer: Any device that multiplexes capacity between the OC-3 and the DS-l levels.

            1.1.70 Order Wire: A service channel consisting of a 64,000 bit per second circuit between sites.

            1.1.71 OSHA: The Occupational Safety and Health Act, as amended.

            1.1.72 Outage: When the Bit Error Rate in each second is worse than l0^-3 for a period of ten (10) consecutive seconds.

            1.1.73 Part 101: Part 101 of Title 47 of the Code of Federal Regulations, as amended.

            1.1.74 Party: As defined in the introductory paragraph.

            1.1.75 Path Studies: As defined in 1.1 of Schedule A.

            1.1.76 Pathnet: As defined in the introductory paragraph.

            1.1.77 Pathnet Excess Capacity: At any given time, the telecommunications channels or DS-0's that the System creates, transports and receives which are granted to

      Pathnet under the Pathnet IRU Agreement and any capacity owned by Pathnet and created pursuant to a Capacity Expansion.

            1.1.78 Pathnet/ Idaho Power License LLC: As defined in Section 9.5.

            1.1.79 Pathnet IRU Agreement: The Pathnet Indefeasible Right To Use Agreement by and between the LLC and Pathnet, in the form attached hereto as Schedule J, as it may be modified, amended or altered from time to time.

            1.1.80 Pathnet Software: The software (including applications software and systems software) owned or licensed from a third party by Pathnet used to provide the services covered in this Agreement.

            1.1.81 PCN: A Prior Coordination Notice sent pursuant to Part 101.

            1.1.82 Permits: Any and all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct such Person's business and to own, lease and operate such Person's properties as currently conducted, owned, leased or operated.

            1.1.83 Person: An individual or a corporation, partnership, limited liability corporation, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

            1.1.84 POP: Point Of Presence; the interconnection between any two facilities based on networks.

            1.1.85 Pre-Commissioning Test Equipment: All equipment required for the testing required to be performed on the System pursuant to Section 5 of Schedule A, including, but not limited to, all required digital volt meters, optical power meters, oscilloscopes, RF signal generators, RF variable attenuators, DADE adjust cables, receiver card extenders and extension cords.

            1.1.86 Preliminary Construction Schedule: As defined in Section 1.1 of Schedule A.

            1.1.87 Progress Report: As defined in Section 4.1.2 of Schedule A.

            1.1.88 Project Drawings: As defined in Section 1.3 of Schedule A.

            1.1.89 Project Management Plan: As defined in Section 4.1.1 of Schedule A.

            1.1.90 Project Schedule: As defined in Section 4.1.1 of Schedule A.

            1.1.91 Protection Configuration: An engineering plant under which channel capacity is protected either on a fully redundant basis or on a 1 x n protection basis.

            1.1.92 PSTN: Publicly Switched Telephone Network.

            1.1.93 RCBA: Resource Conservation and Recovery Act, 42 U.S.C. sections.9601 et seq., as amended.

            1.1.94 Requirement of Law: With respect to any Person, all Federal, state and local laws, rules, regulations, Judgments, injunctions, standards, codes, limitations, restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a court or other Governmental Authority or an arbitrator, applicable to or binding upon such Person, any of its property or any business conducted by it or to which such Person, any of its assets or any business conducted by it is subject.

            1.1.95 Revenue: As defined in Section 6.3 of the Contingent Radio Revenue Agreement.

            1.1.96 Second Extension Period: As defined in Section 3.1.4.

            1.1.97 Segment: The portion of a microwave communications network existing between two geographic points. For purposes of this Agreement, Segment A is the portion of the microwave communications network between LaGrande, Oregon and Twin Falls, Idaho, including Hansen Butte, Idaho and Boise, Idaho, as set forth in Schedule B. Segment B is the portion of the microwave communications network between Hansen Butte, Idaho and Pocatello, Idaho, as set forth in Schedule B.

            1.1.98 Segment A LLC Estimated Costs: As defined in Section 5.1.2.

            1.1.99 Segment A Pathnet Estimated Costs: As defined in Section
      5.2.2.

            1.1.100 Segment B LLC Estimated Costs: As defined in Section 5.1.2.

            1.1.101 Segment B Pathnet Estimated Costs: As defined in Section 5.2.2.

            1.1.102 Services: As defined in Section 8.1.

            1.1.103 Severely Errored Seconds: Any one second interval where the Bit Error Rate is greater than or equal to 1 x l0^-3 errors per second at a DS-l rate regardless of the cause of degradation affecting the channel error performance including, but not limited to, unprotected equipment failures and any other factors that contribute to poor performance.

            1.1.104 SONET: Synchronous Optical Network; a family of fiber-optic (or microwave) transmission rates from 51.84 Mbps to 13.22 Gbps, created to provide the flexibility needed to transport many digital signals with different capacities and to provide a standard to which manufacturers may design.

            1.1.105 Space Diversity: Protection of a radio signal by providing a separate antenna on the same tower to assume the radio signal load when the regular transmission path on the primary antenna fades, thereby ensuring continuous transmission.

            1.1.106 Spare Parts: The equipment and parts provided by Pathnet to Incumbent in connection with the performance of Incumbent's obligations under the Maintenance Services Agreement.

            1.1.107 Specifications: As defined in Section 8.2.

            1.1.108 Station Log Book: As defined in Section 6.2 of Schedule A.

            1.1.109 Subcontractors: Any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

            1.1.110 Switched Mod Section: A section of network between two adjacent back-to-back terminals.

            1.1.111 System: The high capacity digital SONET Equipment, Facilities, Network Management System, all other equipment and materials related thereto, and FCC licenses and other licenses and Permits related thereto, installed up to a maximum of a 1x7 configuration operated for the purpose of transmitting, receiving and transporting telecommunications signals over the Segments set forth on Schedule B and any Capacity Expansions. As used in this Agreement, 1 x 7 shall mean one protect radio and seven non-protect radios.

            1.1.112 System Budget: As defined in Section 1.1 of Schedule A.

            1.1.113 System Budget: As defined in Section 1.1 of Schedule A.

            1.1.114 Technology: Inventions, ideas, processes, formulas, and know-how.

            1.1.115 Tower Analysis: As defined in Section 1.1 of Schedule A.

            1.1.116 Wayside Channels: The additional DS-l of telecommunications capacity within each radio beyond the base OC-3 capacity.

      1.2 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereto unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein or unless the context shall otherwise require, any references as of any time to the "Certificate of Incorporation," "Articles of Incorporation," "charter," "organizational or constituent documents" or "Bylaws" of any Entity, to any agreement (including this Agreement) or other contract, instrument or document or to any agreement statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number and "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

SECTION 2. RELATIONSHIP OF THE PARTIES.

      2.1 Independent Contractor and Network Manager. The LLC hereby appoints Pathnet and Pathnet hereby agrees to serve in the following capacities during the term of this Agreement:

            (i) As an independent contractor, Pathnet will serve as the LLC's sole and exclusive representative in performing analytical pre-design and design services and installing, testing and ensuring the performance of the System, as well as any upgrades to such System in accordance with the terms and conditions set forth in Section 7 and in Schedule A.

            (ii) In the role of a network manager, Pathnet will serve as the point of contact for any Outage or trouble on the System and shall operate the Network Management System and the Network Monitoring Center as described in Section 7.6 and Section 7.7 of Schedule A.

            (iii) In the role of licensee, Pathnet will license from the LLC a right to use the Facilities on which to build and operate the system.

SECTION 3. TERM AND EXPIRATION.

      3.1 Term. Extension Periods, and Renewal.

            3.1.1 Term. This Agreement shall commence on the Effective Date and shall be in full force and effect as to each Segment upon the commencement of the Initial Term for such Segment and continuing until the expiration of the term applicable to such Segment as set forth in this Section 3.

            3.1.2 Initial Term. The initial term of a Segment (each an "Initial Term") shall commence upon Commissioning of such Segment and shall expire on the fifth (5th) anniversary of the Commissioning of any such Segment.

            3.1.3 First Extension Period. With respect to each Segment, in the event the Average Sold Excess Capacity of such Segment is equal to or greater than ten percent (10%) during the Initial Term, the term of the Agreement shall be automatically extended as to such Segment for an extension period (each a "First Extension Period") commencing on the day after the expiration of the Initial Term and expiring on the tenth (l0th) anniversary thereafter.

            3.1.4 Second Extension Period. With respect to each Segment, in the event the Average Sold Excess Capacity of such Segment is equal to or greater than ten percent (10%) during the Initial Term and the First Extension Period (calculated as a single measurement on a cumulative basis), the term of the Agreement shall be automatically extended as to such Segment for a second extension period (each a "Second Extension Period") commencing on the day after the expiration of the First Extension Period and expiring on the later of the tenth (l0th) anniversary thereafter of the Second Extension Period of either Segment A or Segment B.

            3.1.5 Segment B. If (i) Incumbent and/or the LLC have not acquired the sites for the Facilities as set forth in Schedule B, which sites shall be approved in writing by the LLC and Pathnet for inclusion in the development of Segment B, within twelve (12) months after the Effective Date (such approval by Pathnet not to be unreasonably withheld, provided that if the economic cost to Pathnet materially outweighs the economic benefit to Pathnet as the result of the use of such site, such circumstance shall be deemed a reasonable basis for withholding such consent), or (ii) Incumbent, the LLC and/or Pathnet fall to obtain the permits, approvals and licences (including frequency coordination) necessary to begin construction on Segment B within fifteen (15) months after the Effective Date, the Parties shall not develop Segment B pursuant to this Agreement and all of the terms and conditions contained herein as to Segment B shall be deemed terminated and of no further force or effect. Termination of this Agreement as to Segment B pursuant to the terms of this Section 3.1.5 shall have no effect as to Segment A, as to which this Agreement shall remain in full force and effect unless otherwise terminated pursuant to the terms hereof.

            3.1.6 Renewal. Upon expiration as to each Segment of the Initial Term or the First Extension Period, if not automatically extended pursuant to Section 3.1.3 and 3.1.4 hereof, respectively, or upon the expiration of the Second Extension Period as to each Segment, this Agreement shall be automatically renewed as to such Segment for a one-year term, and at the end of such one-year term for additional one-year terms for each year thereafter, unless terminated by either Party upon written notice to the other Party to that effect delivered no less than ninety (90) days prior to the end of the Initial Term, the First Extension Period, the Second Extension Period or any such one-year term, as applicable.

      3.2 No Unilateral Right to Terminate.

            3.2.1 General. Except as provided in Sections 3.1.5, 3.1.6, 3.2.2, 6.2.1, 11.2 and 11.3, neither Party shall have the right to terminate this Agreement or any rights or obligations of either Party pursuant to this Agreement as to any Segment.

            3.2.2 Non Performance. If Pathnet does not deliver any Segment of the System in accordance with the Specifications within eighteen (18) months after Incumbent and/or the LLC delivers (i) the requisite permits, approvals and licenses required to develop the sites of the Facilities on such Segment or (ii) sites of the Facilities in suitable form (including delivering electric service to the sites) to construct the System for such Segment, whichever is later, unless such failure of Pathnet to deliver any Segment of the System in accordance with the Specifications results from Incumbent unreasonably withholding any approvals required of Incumbent with respect to installation of the System, then the LLC shall have the right to terminate this Agreement only as to such Segment.

SECTION 4. CONSIDERATION

      4.1 Consideration Paid to Pathnet. In consideration for the services to be performed and the obligations assumed by Pathnet pursuant to this Agreement, the LLC shall grant to Pathnet (i) the right to use the Facilities, pursuant to
Section 6, and the Equipment, and (ii)       [***]

                                           as set forth in the Channel Plan
pursuant to the terms of the Pathnet IRU Agreement.

SECTION 5. ALLOCATION OF COSTS

      5.1 LLC Costs.

            5.1.1 LLC Items. Subject to the LLC Payment Cap set forth in Section 5.1.3, LLC shall pay for the services, functions, materials and other items listed in Section 1 of Schedule C and Exhibit C-1 of Schedule C (collectively, the "LLC Items") in the manner set forth in Section 5.1.5 and as set forth in the LLC Agreement.

            5.1.2 Estimated Cost of LLC Items. On the Effective Date, the total estimated cost of the LLC Items with respect to Segment A
                                       [***]
                   (the "Segment A LLC Estimated Costs") and with respect to Segment B is [***]

                       (the "Segment B LLC Estimated Costs"). Subject to the LLC Payment Cap, the costs of such items and the LLC Estimated Costs are estimates and may be subject to increases or decreases, provided that the cost of Pathnet engineering and project management shall be no more than the estimated cost for these items as shown in Schedule C.

            5.1.3 LLC Payment Cap. Subject to Section 8.3, LLC shall pay an
      amount not to exceed             [***]                (the "LLC Payment
      Cap") in the aggregate for the performance and completion of the LLC Items on Segments A and B. Payment of any LLC Item shall be approved by Pathnet prior to the payment thereof if and to the extent such payment is subject to the LLC Payment Cap. The cost of LLC Items shall be accrued in accordance with generally accepted accounting principles. Pathnet shall pay for all amounts incurred over the LLC Payment Cap in the completion and performance of the LLC Items. As soon as LLC is aware that LLC will pay an amount in excess of the LLC Payment Cap,

      LLC shall notify Pathnet to that effect. In the event the Parties elect not to construct Segment B pursuant to Section 3.1.5, the LLC Payment Cap shall be adjusted to be twenty percent (20%) over the Segment A LLC Estimated Costs.

            5.1.4 Division of Costs Savings. In the event the costs of completion of the LLC Items for Segment A and Segment B are less than the LLC Estimated Costs, Pathnet shall deliver to the LLC an invoice setting forth the differential between the total costs to complete and perform the LLC Items and the LLC Estimated Costs. Within thirty (30) days of receipt of such invoice from Pathnet, the LLC shall pay or disburse to Pathnet thirty-five percent (35%) of such differential. Pathnet shall be liable for any invoices received after distribution of the costs savings is made pursuant to this Section 5.1.4.

            5.1.5 Payment by LLC. Subject to the LLC Payment Cap set forth in
      Section 5.1.3, the LLC shall promptly pay, or the LLC shall cause Incumbent to promptly pay pursuant to the LLC Agreement, for the LLC Items for which it is liable upon receipt of a purchase order, invoice or other bill from Pathnet or from an equipment vendor or service provider (pursuant to any Pathnet requested retention), provided Pathnet has approved (which approval shall not be unreasonably withheld) such purchase order, invoice or bill before any payment is made by the LLC.

      5.2 Pathnet Costs.

            5.2.1 Pathnet Items. Pathnet shall pay for services, functions, materials and other items listed in Section 2 of Schedule C, and Exhibit C-2 of Schedule C (the "Pathnet Items").

            5.2.2 Estimated Cost of Pathnet Items. On the Effective Date, the total estimated cost of the Pathnet Items with respect to Segment A is
                                     [***]
                  (the "Segment A Pathnet Estimated Costs"), and with respect to
      Segment B is                       [***]                              (the
      "Segment B Pathnet Estimated Costs").

            5.2.3 No Cap on Pathnet Items. Subject to Section 3.1.5 regarding Segment B, Pathnet shall pay for all amounts incurred in completing the Pathnet Items whether or not the cost of completing such items is less than, equal to or exceeds the Segment A and Segment B Pathnet Estimated Costs.

SECTION 6. INDEFEASIBLE RIGHT TO USE.

      6.1 Indefeasible Right to Use. The LLC hereby grants to Pathnet for the term of this Agreement a non-exclusive and indefeasible right to use each of the Facilities at such sites set forth on Schedule B, and Equipment, including, without limitation, the Initial System, in each case to the extent necessary for the performance of Pathnet's rights and obligations under this Agreement including the right to create and sell capacity on the System including any Capacity Expansion on the System.

      6.2 Use of Facilities.

            6.2.1 Peaceful Enjoyment, Use and Access. Subject to the terms of Incumbent's site leases Pathnet shall have the right to the non-exclusive peaceful use and enjoyment of the Facilities during the term of this Agreement as required for the performance of Pathnet's rights and obligations under this Agreement, which rights shall include, but not be limited to (i) the right to use the Facilities and Equipment and (ii) upon the reasonable request by Pathnet, the right to full and free access to the Facilities and related equipment; provided, however, any such access granted by the LLC to Pathnet shall be subject to the reasonable security, health and safety and other regulatory, procedural and policy requirements implemented by Incumbent, and provided to Pathnet from time to time, provided Pathnet shall have twenty (20) days after receipt of any such policy or procedure to comply therewith. In the event the terms of Incumbent's site leases materially and adversely affect Pathnet's ability to perform its obligations under this Agreement, the LLC shall, or the LLC shall cause Incumbent to, (x) use best efforts to amend any such lease or otherwise renegotiate any limitations thereto or (y) use commercially reasonable efforts to lease or acquire an alternative Facility location in order that Pathnet may perform hereunder. If and to the extent the LLC is not able, or the LLC is not able to cause Incumbent to (i) amend or otherwise re-negotiate the site leases or (ii) provide an alternative Facility available for the installation and operation of the System, Pathnet shall have, as its sole and exclusive remedy, the unilateral right but no obligation to terminate this Agreement as to any Segment without any further recourse against LLC or Incumbent hereunder.

            6.2.2 Interference. During the term of this Agreement and subject to existing customer uses of the Facilities authorized and disclosed to Pathnet in writing within thirty (30) days of the Effective Date, the LLC shall not license or otherwise permit any Person to use the Facilities or any Incumbent controlled facility if the use of such facilities by such Person would cause any Interference on the System. As of the Effective Date, the LLC shall not grant any Person a new or expanded right to use the Facilities or any Incumbent controlled facility which use would in any way cause Interference on the System. Notwithstanding the foregoing, in the event another Person causes any Interference on the System through any use of the Facilities or any Incumbent controlled facility which was not authorized prior to the Effective Date, the LLC shall, or the LLC shall cause Incumbent to, use best efforts to compel such Person using such facilities to immediately take all steps necessary to correct and eliminate such Interference, including, without limitation, enforcing provisions in any license or other agreement between Incumbent and/or the LLC and such Person using the facilities which allow Incumbent and/or the LLC to compel such Person to cease operation of such Person's system, to remove such Person's equipment or materials or to modify such Person's equipment or materials. The LLC acknowledges that any Interference shall cause irreparable harm to Pathnet and the prompt cessation of Interference is material to Pathnet's interest in the Facilities and Pathnet's performance under this Agreement and, as such, Pathnet shall be entitled to injunctive relief in the enforcement of this Section 6.2.2.

      6.3 Visiting and Exiting Facilities. Upon exiting any Facility, Pathnet, on behalf of itself and its employees, agents and Subcontractors, shall ensure that such Facility is returned to a condition, which existed immediately prior to such visit except for improvements made thereto and reasonable wear and tear.

      6.4 Clearances and Other Requirements. At the reasonable request of the LLC, Pathnet shall require its employees, agents or Subcontractors to (i) apply to the LLC for any necessary reasonable clearances and (ii) comply with all other reasonable and applicable requirements, rules, regulations or ordinances regarding any Person's ability to have access to the Facilities.

      6.5 Pathnet's Responsibility. Subject to LLC's payment obligations under
Section 5.1.5, Pathnet shall remain solely responsible for all actions of its employees, agents, and Subcontractors in connection with the provision of services to the LLC under this Agreement. Before allowing any Subcontractor to commence work, Pathnet shall secure from such Subcontractor evidence of insurance coverage covering such risks as are usually insured against by prudent companies engaged in the business and activities in which such Subcontractor is engaged.

      6.6 Subletting. Pathnet shall not grant any interest in the Facilities, in whole or in part, to any Person without the prior written consent of the LLC and Incumbent; provided, however, Pathnet shall have the right to transfer and assign its rights or obligations under this Agreement to any successor or assign in accordance with Section 18.7.

      6.7 Surrender. Upon the expiration of the Agreement in accordance with
Section 3, Pathnet shall peacefully and quietly surrender occupation of the Facilities, without delivery by the LLC or Incumbent to Pathnet of any notice to quit or demand for possession.

      6.8 Colocation. Subject to space availability at the Facilities at the time of a Pathnet request, including LLC's or Incumbent's reasonably foreseeable future space needs on the Facilities, the LLC shall or shall cause Incumbent to allow Pathnet, at no additional charge to colocate at the Facilities all equipment necessary to support the interconnections set forth on Exhibit A-6 to Schedule A and any additional interconnections equipment that may be added by Pathnet from time to time and at any time during the term of this Agreement, subject to the limitations set forth in Schedule 3 of Schedule A.

      6.9 Subordination. Pathnet shall subordinate its interest in the Facilities to (i) all deeds of trust, deeds to secure debts, mortgages and other security instruments now or hereafter Encumbering all or any portion of the real property relating to the Facilities described on Schedule G (each, a "Facility Encumbrance") and (ii) any increases, renewals, modifications, consolidations, replacements and extensions of any such Facility Encumbrance. In connection with such subordination of Pathnet's interest in the Facility to all Facility Encumbrances, Pathnet shall, as requested by the LLC, within fifteen (15) days after any request by Incumbent, execute and deliver a commercially reasonable subordination, non-disturbance and attornment agreement with all Persons secured by such Facility Encumbrances. Pathnet shall, as requested by the LLC, execute and deliver similar subordination, non-disturbance and attornment agreements with each future Person secured by a Facility Encumbrance.

      6.10 Removal of Equipment. Upon the Expiration Date, the LLC shall have the option of purchasing any and all of the Pathnet owned Equipment located on the Facilities at its then fair market value. Pathnet shall, at the LLC's request and direction, remove any or all Pathnet owned Equipment not so purchased by the LLC from the LLC's Facilities and restore each site to its condition as of Commissioning (reasonable wear and tear, and damage from the elements, excepted) within sixty (60) days after the Expiration Date and at Pathnet's sole expense. In the event Pathnet fails to perform such requested removal within such sixty (60) day period, as determined by the LLC in its sole discretion, the LLC may remove such Equipment and restore each site to its condition as of Commissioning, (reasonable wear and tear, and damage from the elements, excepted), and Pathnet shall promptly pay the LLC all costs reasonably incurred by the LLC for such removal and restoration. The LLC shall have no liability to Pathnet in connection with any damage to the Pathnet owned Equipment resulting from its removal by the LLC.

      6.11 Removal of Hazardous Materials. Within ninety (90) days after the written request of Incumbent, or in any event, within ninety (90) days after the Expiration Date, Pathnet shall remove from the Facilities any and all Hazardous Materials, that were brought to the Facilities by Pathnet during the term of this Agreement in violation of Requirements of Law.

SECTION 7. PROGRAM MANAGEMENT AND PROJECT MANAGEMENT.

      7.1 Program Manager. In connection with the Services and other services performed by Pathnet under this Agreement, Pathnet shall provide a Program Manager whose duties shall include (i) supervising the project through design, installation and operation, (ii) supervising the Project Manager, (iii) overseeing the Field Manager and the other Pathnet personnel, and (iv) ensuring the performance of Pathnet's rights and obligations under this Agreement.

      7.2 Project Management for Modifications. In connection with the modifications of the Facilities set forth in Section 2 of Schedule A, Pathnet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in Section 7.4 with respect to such modifications of the Facilities.

      7.3 Project Management for Installation. In connection with the installation of the System set forth in Section 4 of Schedule A, Pathnet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in Section 7.4 with respect to such installation of the System.

      7.4 Pathnet Project Management Personnel. The Project Managers, Field Managers, Applications Engineers and Project Engineers shall each have the duties as set forth below:

            (a) Project Manager. Pathnet shall provide a Project Manager whose duties shall include ensuring the overall functional integrity of the System, the preparation, amendment and adherence to a construction schedule, and compliance with Pathnet's other obligations under Schedule A.

            (b) Field Manager. Pathnet shall provide a Field Manager whose duties shall include the oversight and direction of all on-site activities, the coordination of all Subcontractors and all required communication with the Project Manager.

            (c) Applications Engineer. Pathnet shall provide an Applications Engineer, whose duties shall include the review and translation of the System configuration into specific hardware requirements, precise interface levels, intra and inter-rack cabling and all other necessary peripheral equipment, rack profiles and required Interconnection data.

            (d) Project Manager. Pathnet shall provide a Project Engineer whose duties shall include the performance of all planning and support activities and a detailed site survey to gather data for development of the installation plan and testing plan.

SECTION 8. SERVICES AND SYSTEMS SPECIFICATIONS.

      8.1 Services

            8.1.1 System Design, Modification, Installation, Operation and Performance. Pathnet and the LLC shall perform their respective functions with respect to the design, modification, installation, operation and performance of the System as set forth on Schedule A and in this Section 8 (the "Services"); provided, that in the event such performance requires Incumbent's performance, the LLC shall cause Incumbent to so perform.

            8.1.2 Upgrade of System. In accordance with its performance of the Services, Pathnet shall have the right, at its own expense and with the LLC's prior approval, which approval shall not be unreasonably withheld or delayed, to upgrade the System and Equipment, and the System and Equipment operation policies and procedures, including, but not limited to, (i) replacing Equipment, (ii) adding newly available improved Equipment, and
      (iii) modifying policies, procedures and specifications relating to the System, to conform such policies, procedures and specifications with new Technology or industry standards; provided, however, nothing contained in this Section 8.1.2 shall limit Pathnet's rights to perform any Capacity Expansion pursuant to this Agreement.

            8.1.3 Incumbent Training. Pathnet shall provide to Incumbent the training as set forth on Schedule D.

            8.1.4 Maintenance. Pathnet shall enter into the Maintenance Services Agreement with Incumbent and shall perform all of its obligations thereunder, including the provision of Spare Parts. The LLC shall cooperate with Incumbent and Pathnet to permit the performance of the services or other activities called for or required under the Maintenance Services Agreement.

            8.1.5 Performance of the Services. Pathnet shall have the right to engage Subcontractors to perform any of the Services subject to the LLC's prior approval, which approval shall not be unreasonably withheld or delayed.

                  (A) Subcontractors. Nothing contained herein shall create or imply privity of contract between the LLC and any Subcontractor, notwithstanding the LLC's consent to any Subcontractor. Pathnet acknowledges and agrees that the LLC shall have no obligation to (i) supervise any Pathnet Subcontractor or its employees or (ii) pay any Pathnet Subcontractor or its employees other than to the extent required pursuant to Section 5 or as otherwise agreed in writing by the Parties. No dealings of any kind between the LLC and any Subcontractor shall be deemed a waiver of the foregoing by the LLC unless the LLC (at the LLC's election) specifically agrees otherwise in writing.

                  (B) Except for any liens arising from LLC's or Incumbent's failure to pay for the LLC Items for which they are responsible under Section 5.1.5, if any Subcontractor or any other Person claiming to have been employed (directly or indirectly) by or through Pathnet files a lien, Pathnet shall satisfy, remove or discharge such lien at Pathnet's expense by bonding, payment or otherwise within thirty (30) days after notice to Pathnet of the filing thereof. If Pathnet fails to do so, the LLC may satisfy, remove or discharge such lien, and Pathnet shall pay the same to the LLC upon demand.

      8.2 Specifications.

            8.2.1 General. Pathnet and the LLC shall perform the Services in accordance with any and all technical and operational specifications set forth in Schedule A (the "Specifications"); provided that in the event such performance requires Incumbent's performance, the LLC shall cause Incumbent to so perform.

            8.2.2 Channel Plan.

                  (A) Original Channel Plan. On the Effective Date, the LLC
            shall deliver to Pathnet a proposed T-l channelization plan setting forth the proposed capacity needs of Incumbent at each Facility (the "Incumbent Capacity"). Such capacity shall be sold to Incumbent by the LLC pursuant to Incumbent IRU Agreement. Such capacity (i) shall in no event exceed [***]



                                         and (ii) shall be subject to Drop and
            Insert capacity at each Switched Mod Section. Pathnet shall incorporate the LLC's proposed channelization plan into the Channel Plan subject to the limitations set forth in this Section 8.2.2.

                  (B) Amended Channel Plan. Upon written notice to Pathnet and subject to the capacity granted under the Incumbent IRU Agreement, the LLC shall have the right to modify Incumbent Capacity (as described in the Channel Plan) along the network any time after Commissioning, provided that sufficient Drop and Insert capacity exists at each Facility not designated as a repeater terminal between each Switched Mod Section using available Wayside Channels to effect such modification. Within ninety (90) days after receipt of any such written notice from the LLC, Pathnet shall make such modification to the configuration of the Channel Plan at no charge to the LLC.

            8.2.3 Specifications. Standards and Inspections. In connection with the Services set forth in Section 2 and Section 4 of Schedule A, Pathnet shall comply with the following requirements:

                  (A) Obligation to Construct. Pathnet shall use commercially reasonable efforts to ensure that the modification of the System set forth in Section 2 of Schedule A and the installation of the System set forth in Section 4 of Schedule A occur as expeditiously as possible and in no event later than the 18 month period set forth in
            Section 3.2.2.

                  (B) Industry Standards. All Services and materials supplied pursuant to Schedule A must meet or exceed all applicable Specifications. Where Specifications are not stated, such work performed and materials supplied will meet all applicable provisions of the following standards: (i) EIA RS-l95 (latest edition), (ii) EIA/TIA-222 (latest edition), (iii) American Society of Testing Materials A 325 and A 572, (iv) the applicable sections of the National Electric Code, (v) the American National Standards Institute, (vi) ACI 318-83, (vii) ACI-305, (viii) ACI-306, (ix) OSHA 29 CFR 1910 and (x) all other applicable Federal, state and local regulations of all Governmental Authorities with jurisdiction; provided, however, in the case of a conflicting requirement of standards, the more stringent standard shall apply.

                  (C) Site Inspections. During the performance of the Services,
            Incumbent shall allow Pathnet to perform site inspections during normal business hours, or in the case of an emergency, at any time, subject to the access limitations set forth herein.

            8.2.4 Plans, drawings, etc. All plans, specifications, drawings, presentations, schedules, budgets, analyses, and other documents of any kind prepared by Pathnet or any Subcontractor in connection with the System (the "Project Documents"), and all rights therein, shall be and remain the joint property of both Pathnet and the LLC. Submission or description of any document described in the foregoing sentence to any Person or Governmental Authority for purposes of, or in connection with, the System shall not be construed as publication in derogation of the LLC's rights under this Agreement. The term "Project Documents" shall not include non-technical, non-drawing type documents, memos, analyses, and other writings used solely for the internal purposes of Pathnet or any Subcontractor.

      8.3 Change Orders. To the extent requested by the LLC and agreed to by Pathnet, this Agreement shall incorporate (i) future issuance of change orders for equipment and services beyond the scope of the Services and this Section 8 of the Agreement, and (ii) Pathnet's provision of additional equipment and services in accordance with such orders. To the extent mutually agreed upon by the Parties, all such orders shall be deemed to be supplements to and governed by the terms of this Agreement. The Segment A and Segment B LLC Estimated Costs and the LLC Payment Cap may be modified to reflect any agreed upon change orders. In the event the LLC provides an alternative facility to the Facilities set forth in Schedule B, pursuant to Sections 6.2.1, 11.2 and 11.3 for installation of the System, Pathnet and the LLC shall adjust the Segment A and Segment B LLC Estimated Costs, the Segment A and Segment B Pathnet Estimated Costs and the LLC Payment Cap as applicable to incorporate the inclusion or exclusion of any such facility.

SECTION 9. OWNERSHIP, DEPRECIATION AND ENCUMBRANCE OF SYSTEM.

      9.1 Ownership of Equipment and Assets.

            9.1.1 Equipment and Assets Owned by the LLC. The LLC shall own or license the equipment and assets relating to the System as set forth in Schedule E.

            9.1.2 Equipment and Assets Owned by Pathnet. Pathnet shall own the equipment and assets relating to the System as set forth in Schedule E.

            9.2 Depreciation of Equipment.

            9.2.1 Depreciation by the LLC. The LLC shall have the right to fully depreciate the equipment and assets currently owned or to be owned by the LLC as listed in Schedule E.

            9.2.2 Depreciation by Pathnet. Pathnet shall have the right to fully depreciate the equipment and assets currently owned or to be owned by Pathnet as listed in Schedule E.

      9.3 Encumbrance.

            9.3.1 Initial System. Pathnet shall not Encumber the radios (other than the protect radio), radio software, antenna, waveguide, multiplexers or any other Equipment required to operate the Initial System in accordance with Specifications hereunder.

            9.3.2 Other Equipment, Materials, Agreements and Assets. Pathnet shall have the right, unless it otherwise agrees in writing, to Encumber
      (i) the Equipment used in any Capacity Expansion, (ii) the Revenue generated from the sale of the Excess Capacity, (iii) any Customer Agreement entered into by Pathnet with respect to the sale of Excess Capacity, (iv) this Agreement and any related documents, instruments and agreements executed and delivered in connection with this Agreement and any rights and obligations hereunder, and (v) the Equipment relating to the Initial System other than the radios, radio software, antenna, waveguide, multiplexers and any other
      Equipment required to operate the Initial System in accordance with the Specifications hereunder.

            9.3.3 Vendor Remedies. The LLC hereby acknowledges that pursuant to the Encumbrances granted by Pathnet to certain equipment vendors, service providers or other lenders, in accordance with Section 9.3.2, such vendors, providers or lenders shall have the right to assume and perform Pathnet's rights and obligations under this Agreement and the other documents, instruments and agreements executed in connection herewith and will be bound by the terms hereof and thereof.

      9.4 Taxes. The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows: (i) each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes based on its net income or gross revenue and (ii) Pathnet shall be responsible for any sales, use, excise, value-added services, consumption and other taxes and duties payable by the LLC or Incumbent on any goods and services used or consumed in providing the services to be performed by Pathnet under this Agreement, where the tax is imposed on the LLC's acquisition or use of such goods or services and the amount of the tax is measured by the LLC's costs in acquiring such goods or services; provided, however, that Pathnet shall not be responsible for any Federal, state or local income taxes of Incumbent or the LLC or any franchise taxes of Incumbent or the LLC.

      9.5 Special Purpose Subsidiary Relating to Initial System Licenses.

            (a) Pathnet shall contribute to Pathnet/Idaho Power License, LLC, a Delaware limited liability company ("Pathnet/Idaho Power License LLC") and cause Pathnet/Idaho Power License LLC to hold, the FCC licenses relating to the Initial System.

            (b) On the Effective Date, Pathnet and the LLC shall execute and deliver the Pledge Agreement relating to the Pathnet/Idaho Power License LLC substantially in the form attached hereto as Schedule H.

      9.6 Security Interest in Initial System Protect Radio. On the Effective Date, Pathnet and the LLC shall execute and deliver the Security Agreement substantially in the form attached hereto as Schedule I, pursuant to which Pathnet shall grant the LLC a security interest in the Initial System Protect Radio.

      9.7 Agreement Regarding Bankruptcy. Pathnet agrees and shall cause each subsidiary of Pathnet contracting with the Pathnet/Idaho Power License LLC to agree, that neither Pathnet, nor any such subsidiary of Pathnet shall take any actions that would cause the involuntary bankruptcy of the Pathnet/Idaho Power License LLC.

      9.8 Spectrum License Agreement. On the Effective Date, the LLC and Pathnet/Idaho Power License LLC shall execute a Spectrum License Agreement substantially in the form set forth in Schedule K.

SECTION 10. EXCESS CAPACITY MARKETING AND SALES.

      10.1 Customer Agreements.

            10.1.1 Authorization. Pathnet shall negotiate, execute and deliver any and all agreements and arrangements ("Customer Agreements") for customers of the Excess Capacity, which Customer Agreements shall contain terms and conditions determined by Pathnet in its sole discretion.

            10.1.2 Approval and Consent by the LLC. If the terms of any Customer Agreement require the written approval or consent of the LLC as a condition to the execution, delivery or performance, the LLC shall promptly provide such written approval or consent, subject to the indemnification rights set forth in Section 16.2(d); provided such approval or consent shall not increase the LLC's liability or obligations under this Agreement or otherwise.

            10.1.3 Modifications to System. In the event that any Customer Agreement requires that the System be modified in any way, Pathnet shall ensure that any such modifications (i) shall not compromise the integrity and performance of the System in accordance with the Specifications and
      (ii) shall be made at no additional cost to the LLC.

SECTION 11. FCC LICENSES AND OTHER REGULATORY APPROVALS AND LICENSES.

      11.1 FCC Rules and Regulations.

            11.1.1 Microwave Radio Station Licenses.

                  (A) Preparation and Filing of Forms 415. Subject to Section
            11.4, Pathnet shall be responsible for all regulatory filings required to obtain FCC approvals to own and operate the System and to sell telecommunications capacity to other common carriers, including but not limited to the initial application(s) for licenses and any amendments or modifications to the licenses. If necessary, Pathnet shall be responsible for any filings relating to cancellation of a license. Pathnet shall be solely responsible for any expenses incurred with respect to these filings and Pathnet shall be solely responsible for fees associated with such applications, including the initial application fees. Pathnet shall prepare and timely file all required Form 415, Applications for Authorization in the Microwave Services (each a "Form 415"), or any successor forms, documents or instruments to such Form 415 as the FCC may prescribe, including but not limited to, the preparation or ordering of all frequency coordinations required pursuant to Schedule B and Schedule C of Form 415, in order to own, operate and sell the Excess Capacity of the System in accordance with the terms and conditions of this Agreement. To the extent reasonably necessary, the LLC and Incumbent shall cooperate with Pathnet in obtaining FCC approvals.

                  (B) Identity of License. All Microwave Radio Station Licenses
            issued by the FCC relating to the System shall be licensed in Pathnet's or Pathnet/Idaho Power License LLC's name. To the extent permitted by law, Pathnet shall remain licensed under the FCC Code until such time as its licenses may be terminated. The LLC and Incumbent shall be permitted to continue to own and be licensed as private microwave operators at the stations licensed to Pathnet relating to the system, provided that (i) that frequency assignments of such private licenses do not interfere with the System (including, but not limited to, any Capacity Expansion of the System) and (ii) such private licenses are permitted under the FCC Code.

                  (C) Maintenance of License. Pathnet shall maintain in good standing each Microwave Radio Station License relating to the System, including, but not limited to, fees, preparing and filing any required amendments to the Forms 415 relating to the System and submitting and filing any supplementary information as required by the FCC.

            11.1.2 Common Carrier Reporting Obligations. Pathnet shall prepare and file all forms, reports, instruments, documents and agreements required by the FCC and FCC Code relating to Pathnet's status as a "common carrier" under the FCC Code.

            11.1.3 Tariff Filings. Pathnet shall prepare and timely file all tariff applications pursuant to 47 CFR 61, as amended, or any successor statute, rule or regulation and shall request and file all necessary waivers of such tariff requirements, as determined by Pathnet in its sole discretion.

            11.1.4 Frequency Coordination Notices. During the term of this Agreement, Pathnet shall prepare and send all required frequency coordination notices required under 47 CFR 101.103, as amended, or any successor statute, rule or regulation and shall respond, as appropriate, to all PCNs received by Pathnet, the LLC or Incumbent relating to the System.

            11.1.5 Delivery of Copies. Pathnet shall provide to the LLC a copy of all filings and submissions with the FCC, relating to the System, within (10) days after request by the LLC.

            11.1.6 Assistance in Preparation of License Applications. Upon request by Pathnet, and in a timely manner, the LLC shall provide to Pathnet all information necessary for the completion of all required filings and submissions with the FCC including, but not limited to the LLC's authorized signature on any filings or other submissions to the FCC or any documents, instruments or agreements completed in connection with such filings and submissions.

            11.1.7 Spectral Loading Requirements. Pathnet shall (i) ensure that the System, as licensed, shall comply with all spectral loading requirements set forth in 47 CFR 101.141, or any successor statute, rule or regulation or (ii) obtain a waiver of any or all of such requirements; provided, however, if the System does not meet such spectral loading requirements and Pathnet is unable to obtain a waiver of such requirements, Pathnet shall have the right, at its sole cost and expense, to modify the System to a hot-standby Protection Configuration until such time as the spectral loading requirements can be met; provided such configuration meets the System's performance requirements.

            11.1.8 Default in FCC License. In the event that the FCC institutes a penalty against or fine imposed on Pathnet, the LLC, or the System, due to non-compliance with any FCC requirements by Pathnet, Pathnet shall promptly pay such penalty or fine (in the case such penalty or fine is instituted as the result of an act or omission on the part of Pathnet) or the LLC shall promptly pay such penalty or fine (in the event such penalty or fine is instituted as the result of an act or omission on the part of the LLC).

      11.2 Zoning Requirements. The LLC shall be responsible for obtaining appropriately zoned sites and maintaining zoning and land use compliance of the Facilities throughout the term of the Agreement. Pathnet shall be responsible for complying with all zoning requirements as provided by the LLC as applicable to the installation and operation of the System and its Facilities. The LLC shall advise Pathnet of zoning requirements, which, in the reasonable opinion of the LLC, differ from those generally applicable to microwave facilities. The LLC shall provide to Pathnet all required information and shall cooperate with Pathnet in connection with Pathnet's compliance with all zoning requirements pursuant to this Section 11.2. Notwithstanding the foregoing, the LLC and Incumbent shall, or shall cause Incumbent to, implement either (i) best efforts to obtain all necessary zoning and permits for each Facility or (ii) in the event Incumbent and/or the LLC are unable to obtain such necessary zoning and permits, commercially reasonable efforts to obtain an alternative facility available for installation and operation of the System in order for Pathnet to perform its obligations under this Agreement. If and to the extent the LLC and/or Incumbent cannot obtain the required zoning and permits for any Segment, Pathnet shall have, as its sole and exclusive remedy, the unilateral right but not obligation to terminate this Agreement, as to any Segment, without any further recourse against LLC or Incumbent hereunder.

      11.3 Lessor Requirements. Where Incumbent leases sites for the location of its Facilities, the LLC shall be responsible for obtaining all consents or approvals of the site lessor necessary for construction and operation of the System. Pathnet and the LLC shall comply with all site lessor requirements. Pathnet and the LLC shall each cooperate with the other in connection with the other's compliance with all site lessor approvals pursuant to this Section 11.3. Notwithstanding the foregoing, the LLC shall, or shall cause Incumbent to, implement (i) best efforts to obtain all necessary site lessor consents and approvals for each Facility or (ii) commercially reasonable efforts to obtain an alternative facility available for installation and operation of the System in order for Pathnet to perform its obligations under this Agreement. If and to the extent the LLC and/or Incumbent cannot obtain the required site lessor approval, Pathnet shall have, as its sole exclusive remedy, the unilateral right but not obligation to terminate this Agreement, as to any Segment, without any further recourse against LLC or Incumbent hereunder.

      11.4 Tower Registration. Incumbent and the LLC shall ensure timely compliance with all FAA and FCC tower registration requirements including, but not limited to, the preparation of any filings with or the obtaining of any waivers or extensions from the FAA or FCC. The LLC and/or Incumbent shall promptly notify Pathnet of any deficiency or non-compliance with any such tower registration requirements, filings, waivers or extensions.

SECTION 12. INSURANCE.

      12.1 Delivery of Certificates of Insurance. Upon the LLC's request and prior to the commencement of any Services by Pathnet, Pathnet shall deliver to the LLC Certificates of Insurance relating to Pathnet's Commercial General Liability Insurance Policy, Workers Compensation Insurance Policy, Automobile Liability Insurance, Excess Liability Insurance Policy and Professional Liability Insurance.

      12.2 Pathnet Insurance Coverage. During the term of this Agreement, Pathnet shall maintain the types of insurance at the coverage limits set forth below each naming Incumbent and the LLC as an additional insured and providing for thirty (30) days' prior notification to the LLC and Incumbent and the right of Incumbent and/or the LLC to cure any default prior to cancellation:

            (a) Worker's Compensation Insurance. Workers Compensation Insurance as required by laws and regulations applicable to and covering Persons performing the Services;

            (b) Commercial General Liability Insurance. Commercial General Liability Insurance with a limit of not less than $1,000,000 per occurrence and $ 1,000,000 in the aggregate;

            (c) Automobile Liability Insurance. Automobile Liability Insurance, which includes coverage for non-owned and hired vehicles with a limit of not less than $1,000,000;

            (d) Excess Liability Insurance. Excess Liability Insurance with a limit of not less than $4,000,000; and

            (e) Professional Liability Insurance. Professional Liability Insurance with a limit of not less than $10,000,000.

      12.3 LLC Insurance Coverage Incumbent or the LLC shall maintain insurance coverage on the Facilities properties and operations of Incumbent and the LLC to the extent necessary to permit Pathnet to operate the System and perform its obligations in the event of any property or operations damages or losses which coverage shall include general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the business and activities in which the LLC is engaged, in amounts which are adequate in relation to the business and properties of the LLC, and all premiums to date have been and will continue to be paid in full.

      12.4 Proof of Licensed Subcontractors. Upon request of the LLC, Pathnet shall provide to the LLC proof of licensing and certification of insurance for any Subcontractors engaged by Pathnet to provide Services, during the term of such engagement.

SECTION 13. SOFTWARE AND PROPRIETARY RIGHTS.

      13.1 Pathnet Software. Pathnet retains all right, title and interest in and to Pathnet Software. As of the Effective Date and pursuant to the Pathnet Sublicense Agreement attached hereto as Schedule F, the LLC is granted a nonexclusive sublicense to use Pathnet Software for the sole purpose of receiving the services pursuant to this Agreement. Pathnet Software will be made available to the LLC in such form and on such media as exists on the Effective Date, together with existing documentation and any other related materials. The LLC shall not be permitted to use Pathnet Software for the benefit of any entities for any use other than performance of the LLC's rights under this Agreement or any agreement executed in connection therewith, without the prior written consent of Pathnet which may be withheld at Pathnet's sole discretion. Except as otherwise requested or approved by Pathnet, the LLC shall cease all use of Pathnet Software upon expiration of this Agreement. Notwithstanding the foregoing, the LLC shall have the right to purchase or license the Pathnet Software from Pathnet to the extent Pathnet owns or otherwise has the ability to sell or license such software on terms that shall be agreed upon by the Parties negotiating in good faith.

      13.2 Proprietary Rights. The LLC acknowledges and agrees that all or portions of the information and materials, including but not limited to the Pathnet Software and related documentation to be supplied by Pathnet hereunder are owned by Pathnet and/or others and are proprietary in nature. The LLC also acknowledges and agrees that Pathnet and/or its suppliers have and will retain all proprietary rights in such information and materials. The LLC (i) shall respect such claim of proprietary right, (ii) shall protect such information at least to the extent that it protects its own proprietary information, (iii) shall not use such information except for the purposes for which its is being made available as set forth in this Agreement and (iv) shall not reproduce, print, disclose, or otherwise make said information available to any third party, in whole or in part, in whatever form.

SECTION 14. REPRESENTATIONS AND WARRANTIES.

      14.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants the other Party as follows:

            14.1.1 Due Incorporation and Formation; Authorization of Agreements; Binding Effect. Such Party is a corporation or limited liability company, as the case may be, duly formed or organized, and validly existing under the laws of its state of incorporation or organization, and has the corporate or limited liability company authority to own its property and carry on its business as owned and carried on as of the Effective Date. Such Party is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate or limited liability company authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Party and this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies.

            14.1.2 No Conflict; No Default. Neither the execution or delivery of this Agreement by such Party, nor (except as would not have a Material Adverse Effect on such Party), the performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby in accordance with the terms and conditions hereof: (i) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws or LLC operating agreement (or other governing documents) of such Party or any material agreement or instrument to which such Party is a party or by which such Party may be bound, (ii) will conflict with, violate or result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any contract to which such Party is a party or by which such Party is or may be bound or to which any equity interest held by such Party or any of its material properties or assets is subject or (iii) will result in the creation or imposition of any Encumbrance upon any equity interest held by such Party in the LLC or any of the other material properties or assets of such Party, other than Facility Encumbrances.

            14.1.3 No Consent. Other than consents and approvals contemplated by
      Section 10.1, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign, is required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except those that have been obtained and are in full force and effect pursuant to
      Section 14.1.5.

            14.1.4 Compliance with Laws and Regulations. The performance of its obligations under this Agreement will not result in a violation in any respect of (i) any applicable Federal, state, local or foreign laws, ordinances, regulations, rulings and orders of government agencies applicable to its business in any respect the violation of which could have a Material Adverse Effect (including Requirements of Law relating to pollution, protection of the environment, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or regulated substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants or other such hazardous or regulated substances or wastes) or
      (ii) any applicable order, Judgment, injunction, award or decree in any respect which could have a Material Adverse Effect on such Party.

            14.1.5 Permits. Such Party has or will obtain all authorizations, approvals, consents, licenses, Permits and certificates (including, but not limited to all required approvals from the FCC) necessary to perform its respective obligations under this Agreement and to own, lease and operate its properties as currently or anticipated to be conducted, owned, leased or operated, as the case may be, for which the failure to possess would result in a Material Adverse Effect. No violations are outstanding or uncured with respect to any such Permits and no proceeding is pending to revoke or limit any Permit.

            14.1.6 Title to Assets, Properties and Rights and Related Matters. Except as set forth in Section 6.2.1, 11.2 and 11.3 and on Schedule G, such Party has and will continue to have for the term of this Agreement good and marketable title to all the properties, interests in properties and assets, real, personal or mixed, necessary for the conduct of such Party's business and for the transactions contemplated by this Agreement (including, but not limited to, any rights of way, leasehold interests, easements, proofs of dedication and rights necessary to ensure vehicular and pedestrian ingress and egress to and from any such properties or assets), free and clear of all Encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like persons, all of which are not yet due and payable and (iii) minor Encumbrances of a character that do not substantially impair the assets or properties of such Party or which will not have a Material Adverse Effect on such Party. The LLC will cause Incumbent to use best efforts to keep in full force and effect any leases of or affecting the Facilities and will cause Incumbent to use best efforts to renew or enter into new leases for the Facilities as necessary to ensure that Incumbent has sufficient right, title and interest in and to the Facilities throughout the term of this Agreement and to permit the LLC and Pathnet to perform their respective obligations and rights hereunder.

            14.1.7 Labor Matters. Such Party has complied in all material respects with all applicable Federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours, employee benefit plans and the payment of social security taxes, and is not liable for any arrears of wages or any tax related thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing, and neither has received a notice to the contrary from any Governmental Authority. Such Party has not suffered any strike, slowdown, picketing or work stoppage by any union or other group or employees affecting the business of such Party, and no such event or action is threatened.

            14.1.8 Contract or Restriction. Such Party is not a Party to or bound by any contract or agreement nor is subject to any corporate restrictions that could materially and adversely affect the business, properties or condition, financial or otherwise, of such Party (other than adverse effects resulting from vendor creditors exercising their rights against collateral pledged by such Party pursuant to applicable vendor credit documents) or adversely affect or call into question the power or authority of such Party to enter into or perform this Agreement or any of the agreements or instruments executed by such Party in connection herewith, or that otherwise adversely affect or call into question the validity or enforceability of this Agreement or any of the agreements or instruments executed by such Party in connection herewith.

            14.1.9 Litigation. There are no pending or, to the best of each Party's knowledge, threatened actions or proceedings before any court, arbitrator or governmental or administrative body or agency that could in any way adversely affect or call into question the power or authority of such Party to enter into or perform this Agreement or any of the agreements or instruments executed in connection herewith, or that in any way adversely affect or call into question the validity or enforceability of this Agreement or any of the agreements or instruments executed in connection herewith.

            14.1.10 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PATHNET NOR THE LLC MAKES ANY OTHER EXPRESS WARRANTY AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. PATHNET AND THE LLC HEREBY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

      14.2 Representations and Warranties of Pathnet.

            14.2.1 Hazardous Materials. Pathnet represents and warrants that (i) Pathnet is and shall remain in compliance with any and all Federal, state or local permits in regard to Hazardous Materials, (ii) Pathnet shall report to applicable Governmental Authorities any release of reportable quantities of Hazardous Materials as mandated by Section 103 (a) of CERCLA and (iii) Pathnet will, within five (5) Business Days of receipt, send to the LLC a copy of any notice, order, inspection report or other document issued by any government authorities relating to Pathnet's status with environmental or health and safety laws.

            14.2.2 Services. Pathnet warrants (i) that the Services will be performed in a workmanlike manner and (ii) that it has or will obtain agreements or arrangements with its employees, agents and Subcontractors sufficient to allow it to provide the LLC with the Services.

SECTION 15. INDEMNIFICATION AS A RESULT OF THIRD PARTY CLAIMS.

      15.1 Indemnification by the LLC. The LLC agrees to indemnify, defend and hold harmless Pathnet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

            (a) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred in connection with systems or other resources provided by Pathnet to the LLC and arising out of the actions of the LLC, its employees, officers or agents.

            (b) any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of the LLC set forth in this Agreement.

            (c) subject to Section 16.2 (d) below, the liability of Pathnet for
      (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties, injunctive obligations any of which items (i), (ii) or (iii) are caused by, arise out of, or are in any way incidental to, or are connected with, actions or omissions of the LLC, its employees, officers or agents.

      15.2 Indemnification by Pathnet. Pathnet agrees to indemnify, defend and hold harmless the LLC and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

            (a) any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred in connection with systems or other resources provided by Pathnet to the LLC either as a contribution to the LLC, pursuant to this Agreement or the Pathnet Sublicense Agreement, dated as of the date hereof, or otherwise and arising out of the actions of Pathnet.

            (b) any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of Pathnet set forth in this Agreement.

            (c) the liability of the LLC for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations any of which items (i), (ii) or (iii) are caused by, arise out of, or are in any way incidental to, or are connected with, actions or omissions of Pathnet, its employees, officers, directors or agents.

            (d) the liability of the LLC to Pathnet's customers arising out of any or all obligations to or contracts with customers or Pathnet to purchase Pathnet Excess Capacity for alleged loss of profits or revenue by said customers (or the customers of said customers) resulting from a loss of service over the System.

      15.3 Indemnification Procedures. With respect to any third party claims, the following procedures shall apply:

            (a) Notice. Promptly after receipt by an entity entitled to indemnification under Section 15.1 or Section 15.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, bill no later than ten (10) days before the date on which any response to a complaint or summons is due, the indenmitor shall notify the indemnitee in writing if the indenmitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

            (b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall provide prior written notice to the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the subsection (a) above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election, if such amount was agreed to without the written consent of the indemnitor.

            (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend or settle the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

      15.4 Subrogation. In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Section 15.1 or Section 15.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

SECTION 16. LIABILITY OF THE PARTIES TO EACH OTHER.

      16.1 Liability Generally. Subject to the specific provisions of this
Section 16, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the Non-Breaching Party as a result of the Breaching Party's failure to perform its obligations in the manner required by this Agreement and failure to cure such nonperformance as set forth in Section 17.1.1.

      16.2 Liability Restrictions.

            (a) SUBJECT TO SUBSECTION (b) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

            (b) The limitations set forth in subsection 16.2 shall not apply with respect to damages occasioned by a violation of Section 13 of this Agreement.

            (c) Each Party shall have a duty to mitigate damages for which the other Party is responsible.

            (d) Each Party shall be liable to the other Party for any actual damages as set forth in Section 16.1 only if, and to the extent that the aggregate of all losses arising from or in connection with any failure to perform obligations in the manner required by this Agreement exceeds ten thousand dollars ($10,000.00), except with respect to any payment obligations set forth in Section 5.

      16.3 Force Majeure. No Party shall be liable for any breach, default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, changes in Requirements of Law relating to the System or to the sale of Excess Capacity, or any other cause beyond the reasonable control of such Party (a "Force Majeure Event"), (ii) provided the non-performing Party is without fault in causing such breach, default or delay, and such breach, default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

SECTION 17. INFORMAL DISPUTE RESOLUTION; ARBITRATION.

      17.1 Informal Dispute Resolution.

            17.1.1 Notice of Breach, Cure and Remedies. In the event of a material breach by either Pathnet or the LLC (the "Breaching Party") the other Party (the "Non-Breaching Party") shall send by certified mail a written notice of such material breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, or the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the settlement procedures set forth in Section 17 to resolve whether such breach has been cured.

            17.1.2 Role of Program Manager. In the event the LLC has a dispute, controversy or other complaint relating to Pathnet's performance of Pathnet's rights and obligations under this Agreement, the LLC shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If the LLC is not satisfied with the resolution provided by the Program Manager, the LLC may resort to the arbitration procedures set forth in this Section 17.

            17.1.3 Resolution of Disputes. Any and all disputes and controversies between the LLC and Pathnet concerning the negotiation, interpretation, performance, breach or termination of this Agreement (each a "Dispute") shall be subject to resolution as set forth in this Section 17.

            17.1.4 Settlement Discussions. Any Dispute shall be attempted to be resolved first through amicable settlement discussions and each Party shall bear its own costs and attorney's fees of such settlement discussions. Each Party hereby agrees to use good faith efforts to reach a settlement through such amicable settlement discussions, provided, however, that, nothing herein shall prevent a Non-Breaching Party from immediately exercising any and all rights such Party may have, other than submission of such Dispute to arbitration or institution of legal proceedings, either of which remedies may only be invoked pursuant to the terms hereof and after failure of the settlement discussions required hereby.

            17.1.5 Referral to Binding Arbitration or Litigation. In the event the Parties fail to reach a settlement of the Dispute pursuant to settlement discussions in accordance with Section 17.1.4, each Party (the "Complaining Party") shall have the right, to file suit in a court of competent jurisdiction in a neutral forum or upon mutual consent of the parties, to refer such Dispute for final resolution by binding arbitration in accordance with the rules of the American Association of Arbitration (the "AAA"); provided, however, that the non-Complaining Party shall only have the right to institute suit regarding the Dispute in a court of competent jurisdiction prior to the commencement of the initial arbitration hearing, and upon filing such suit, the arbitration proceedings shall be deemed terminated.

            17.1.6 Binding Effect. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

            17.1.7 Arbitration Process.

                  (A) Notice. To commence the arbitration process, the
            Complaining Party shall deliver to the other Party a written notice in accordance with the AAA rules.

                  (B) Site and Arbitration Tribunal. Absent agreement to the contrary by the Parties, the arbitration will be conducted in Washington, D.C., by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction, provided, however, in the case of particular witnesses not subject to subpoena at the designated hearing site, hearings may be held at any place designated by the arbitrators where such witnesses can be compelled to attend, and, with the consent of the Parties, before a single member of the arbitration tribunal. Within thirty (30) days after the deliverance of the notice of arbitration, each Party must select one (1) arbitrator and a third arbitrator will be selected by agreement of the two (2) arbitrators selected by the Parties. If either Party fails to select an arbitrator or there is no agreement on the selection of the third arbitrator, AAA will select such arbitrators.

                  (C) Transcripts and Evidence. Both Parties shall cause a
            written transcript of all proceedings and testimony to be kept and the cost of such transcript shall be borne equally by the Parties pending the final award. All documents that either Party proposes to offer in evidence, except for those objected to by the other Party, shall be deemed to be self-authenticating.

                  (D) Applicable Law. The arbitrators shall determine the claims and defenses of the Parties and render their final award in accordance with the governing law of this Agreement as set forth in
            Section 18.5. Notwithstanding anything set forth in the Arbitration Rules to the contrary, the provisions of this Section 17 shall govern any arbitration proceeding brought in relation to this Agreement or the transactions contemplated thereby.

                  (E) Sanctions. The Parties acknowledge that, in addition to any other remedy allowed or specified in or under the AAA rules, the failure of a Party to comply with any interim, partial or interlocutory order, after due notice and opportunity to cure such non-compliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting Party may be stricken and partial or final award entered against such Party, as determined by the arbitrators in their sole discretion.

                  (F) Limitation on Awards. Arbitrators may not award (i)
            incidental, consequential or punitive damages in the resolutions of any Dispute and the Parties hereby waive all rights to and claims for monetary awards other than compensatory damages, (ii) any other right or remedy that contravenes the terms and conditions of this Agreement, or (iii) except as provided in Section 3.2, termination of this Agreement.

                  (G) Period of Limitations. In the event the Party claiming a
            Dispute does not either file suit or institute binding arbitration within four (4) years after the commencement of settlement discussions pursuant to Section 17.1.4, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

                  (H) Arbitration Award. Any arbitration award must be in
            writing and must contain findings of fact and conclusions of law upon which the arbitrators relied in making the decision relating to such award.

                  (I) Attorney's Fees. The arbitrators shall award the
            reasonable cost, including attorneys' fees, to the prevailing Party.

SECTION 18. MISCELLANEOUS.

      18.1 Notices. All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signatories as having full rights and responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by Certified or registered mail, return receipt requested to a Party at its address set forth below or as amended by notice pursuant to this Section 18.1 If not received sooner, notice by mail shall be deemed received five (5) Business Days after deposit in the U.S. mail. All notices shall be delivered as follows:

            If to Pathnet:

                Michael A. Lubin, Esquire
                Vice President and General Counsel
                Pathnet, Inc.
                1015 3lst Street, NW
                Washington, D.C. 20007
                Tel:202.625.7284
                Fax:202.625.7369

            If to the LLC:

                Dave Angell
                Pathnet/Idaho Power Equipment, LLC
                c/o Idaho Power Company
                1221 West Idaho Street
                P.O. Box 70
                Boise, ID 83702-5627
                Tel:208.388.2701
                Fax:208.388.6902

      18.2 Binding Nature: Entire Agreement. Pathnet and the LLC acknowledge that (i) each has read and understands the terms and conditions of this Agreement and agrees to be bound by such terms and conditions, (ii) this Agreement shall be binding on each of Pathnet and the LLC and their respective successors and assigns, (iii) this Agreement together with any agreements or documents executed in connection and contemporaneously herewith is the complete and conclusive statement of the agreement between the Parties, (iv) this Agreement together with any agreements or documents executed in connection and contemporaneously herewith supersedes any and all prior agreements and arrangements between the Parties and all understandings and agreements, oral and written, heretofore made between the LLC and Pathnet are merged in this Agreement which together with any agreements or documents executed in connection and contemporaneously herewith, fully and completely expresses their agreement on the subject matter of this Agreement and (v) this Agreement together with any agreements or documents executed in connection and contemporaneously herewith sets forth the entire agreement on the subject matter hereof.

      18.3 Amendment. No modifications of, additions to or waiver of this Agreement shall be binding upon the LLC or Pathnet unless such modification, addition or waiver is in writing and signed by an authorized representative of each Party.

      18.4 Severability. If any provision, sentence, phrase or word of this Agreement or the application thereof to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

      18.5 Governing Law. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed and interpreted in accordance with the laws of the State of Idaho (other than the choice of law rules thereof).

      18.6 Survival. Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive such termination or expiration and continue in full force and effect.

      18.7 Assignment. At any time and from time to time, Pathnet shall have the right to assign this Agreement or any of Pathnet's rights and obligations under this Agreement to an assignee, which assignee shall be bound by the terms and conditions of this Agreement; provided, that in no event shall any such assignment relieve Pathnet of its obligations under this Agreement. The LLC may not or shall not have the right to assign this Agreement or any of its rights and obligations hereunder without the prior written consent of Pathnet, which consent shall not be unreasonably withheld; provided, however, the LLC may assign its right and obligations, in whole but not in part, under this Agreement without the approval of Pathnet, to any entity which acquires all or substantially all of the assets of the LLC or to any subsidiary, Affiliate or successor in a merger or consolidation of the LLC; provided, that in no event shall any such assignment relieve the LLC of its obligations under this Agreement.

      18.8 Waiver. Failure or delay on the part of the LLC or Pathnet to exercise any right, power or privilege under this Agreement shall not constitute a waiver of any right power or privilege of this Agreement.

      18.9 Recordation. Each Party hereby acknowledges that this Agreement may be subject to recordation and the costs, fees or expenses associated with any such recordation shall be borne by the recording Party.

      18.10 Good Faith Renegotiation. Notwithstanding anything set forth herein to the contrary, the Parties hereby agree that in the event a Governmental Authority issues a decision, order, rule or other rulemaking of any kind, which necessitates any modification or amendment to this

Agreement, the Parties shall negotiate in good faith to modify or amend this Agreement to comply with such decision, order, rule or other rulemaking.

      18.11 Confidential Terms and Conditions. The LLC shall not disclose, except as required by law or as set forth in Section 18.9, the terms and conditions of this Agreement to any third party.

      18.12 LLC's Designated Representative. The LLC shall on the Effective Date designate in writing a representative who shall have express authority to bind the LLC with respect to all matters requiring the LLC's approval or authorization in connection with this Agreement (the "LLC Representative"). Such LLC Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of the LLC and Pathnet shall be entitled to rely on any such decision or consent by the LLC Representative.

      18.13 Outsourcing. In addition to, and not in place of, any rights of Pathnet under this Agreement, Pathnet shall have the right to engage third party Subcontractors to perform any or all of Pathnet's rights and obligations under this Agreement, subject to the LLC's prior approval, which approval shall not be unreasonably withheld; provided that such approval shall not be required for third-party operation of the Network Monitoring Center.

      18.14 Schedule B. In the event the Parties mutually agree to include any additional or alternative sites in the development of the System, as set forth herein, such additional or alternative sites shall be amended on Schedule B and shall be deemed included in Schedule B for all purposes herein.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

                              PATHNET, INC.

                              By: /s/ Dave Schaeffer
                                  -------------------------
                              Name:  Dave Schaeffer
                                     -------------------------
                              Title: Chairman
                                     -------------------------
                              PATHNET/IDAHO POWER EQUIPMENT, LLC

                              By:  /s/ Kip W. Runyan
                                  -------------------------
                              Name:  Kip W. Runyan
                                     -------------------------
                              Title: President
                                     -------------------------